Exhibit 4.13

[English Translation]

April 23, 2004

CHINA MOBILE COMMUNICATIONS CORPORATION

AND

CHINA MOBILE COMMUNICATION COMPANY LIMITED

TRADEMARK LICENSING AGREEMENT

Table of Contents

I.	DEFINITIONS	1

II.	GRANT OF LICENSE	2

III.	LICENSING FEE	2

IV.	THE LICENSING TERM	2

V.	RIGHTS AND OBLIGATIONS OF THE PARTIES	2

VI.	LIABILITIES ARISING FROM BREACH OF CONTRACT	4

VII.	EFFECTIVENESS AND TERMINATION OF CONTRACT	4

VIII.	DISPUTE RESOLUTIONS AND APPLICABLE LAWS	5

IX.	MISCELLANEOUS	5

TRADEMARK LICENSING AGREEMENT

This Trademark Licensing Agreement (this “Agreement”) is entered into among the following two parties as of 23 April 2004 in Beijing, the People’s Republic of China (“China”):

The Licensor (Party A):	China Mobile Communications Corporation
The Licensee (Party B):	China Mobile Communication Company Limited

WHEREAS

A.	Party A is the lawful owner of the Licensed Trademarks (as defined herein);

B.	Party A agrees to license Party B for the use of the Licensed Trademarks in accordance with the terms and conditions of this Agreement;

C.	Party B agrees to use the Licensed Trademarks in accordance with the terms and conditions of this Agreement.

After due consideration, in order to protect Party A’s legal rights in the Licensed Trademarks and Party B’s legal rights in the use of the Licensed Trademarks, Party A and Party B agree as follows:

I.	DEFINITIONS

Except as otherwise provided herein, the following terms shall have the meanings set forth below:

1.1	Licensed Trademarks: the “China Mobile” trademarks in the Chinese language and the English language, the graphic trademarks and the trademarks formed by a combination of each of the foregoing trademarks as set forth in the Appendix hereto registered by Party A at the State Trademark Bureau of China (refer to the Appendix as to the trademarks and Trademark Registration Certificates).

1.2	Third Parties: any individuals, legal persons, companies, enterprises, governmental departments or other economic entities or organizations other than the parties to this Agreement.

1.3	Force Majeure: all unforeseeable, unavoidable events or the effect of which are insurmountable, that materially affect a party’s capability to perform its obligations under this Agreement, in whole or in part.

II.	GRANT OF LICENSE

2.1	Party A hereby agrees that it shall grant Party B the non-exclusive right to use the Licensed Trademarks and allow Party B to use the Licensed Trademarks within its operating regions, business scope and licensing terms in accordance with the terms and conditions of this Agreement.

2.2	Party B shall not assign any of its rights or obligations hereunder to any Third Parties or re-license any third party to use the Licensed Trademarks without the written consent of Party A.

III.	LICENSING FEE

3.1	Party A agrees that Party B shall have the right to use the Licensed Trademarks without compensation during the licensing term.

IV.	THE LICENSING TERM

4.1	Party A agrees that the licensing term for Party B to use the Licensed Trademarks under this Agreement shall come into effect on 27 February 2004 and expire after 31 December 2007.

V.	RIGHTS AND OBLIGATIONS OF THE PARTIES

5.1	The Rights And Obligations Of Party A

5.1.1	Party A has the right to supervise Party B’s use of the Licensed Trademarks and prevent itself from any damages caused by Party B’s use of the Licensed Trademarks. The use of the Licensed Trademarks includes but not limited to any products, packages, labels, advertisements, written materials and promotional campaigns in relation to the Licensed Trademarks.

5.1.2	Party A has the right to require Party B to provide with the following information:

(1)	all relevant information about any litigations or claims in relation to the Licensed Trademarks filed by any governmental authorities, other organizations and individuals;

(2)	any forms, letterheads or other symbolizing samples or their copies bearing the Licensed Trademarks.

5.1.3	Party A undertakes to Party B that Party A has not created or allowed, and will not create or allow, the existence of any guarantee, pledge or encumbrance otherwise relating to the Licensed Trademarks prior to the execution of this Agreement and during the term of this Agreement. Party A further undertakes that the Licensed Trademarks shall not infringe the valid rights of any Third Parties during the terms of this Agreement.

5.1.4	Party A shall maintain and renew the registration of the Licensed Trademarks and pay the relevant costs as well as file all necessary applications.

5.1.5	Party A shall provide Party B with the most updated corporate trademark handbook (and any of its further updated or revised versions) in relation to Party B’s use of the Licensed Trademarks in accordance with the terms and conditions hereof in a timely manner after the execution of this Agreement. Party B shall perform this Agreement in accordance with the most updated standards set forth in the same Handbook provided by Party A.

5.2	The Rights And Obligations Of Party B

5.2.1	Party B has the right to use the Licensed Trademarks under this Agreement within its business scope.

5.2.2	Party B shall not change any languages, graphics or its combination of Party A’s registered trademarks, nor shall Party B surpass the licensed scope in using the Licensed Trademarks.

5.2.3	Party B shall not have the right to file any registration application for the Licensed Trademarks, any trademarks, service logos, other names, marks or languages, or any packages, commercial exteriors, color graphics or designs that bear resemblance to the Licensed Trademarks in any country or region without obtaining the prior written consent of Party A.

5.2.4	Party B shall have the obligation to provide any reasonable assistance to Party A to protect the Licensed Trademarks.

5.2.5	Party B shall not cause any damages or negative impact on Party A or Party A’s businesses and reputation in using the Licensed Trademarks, nor shall Party B combine the Licensed Trademarks with any of its own trademarks or any other logos to create any new trademarks including the Licensed Trademarks or bearing resemblance to the Licensed Trademarks.

5.2.6	If Party B knows of any infringement or threatened infringement of Party A’s right in the Licensed Trademarks, Party B shall immediately notify Party A and provide Party A with a report detailing all of its knowledge about the foregoing matter. Upon receipt of the foregoing notice and report from Party B, Party A shall take all appropriate actions to stop the actual or threatened infringement. Party B shall cooperate with Party A in connection with the above actions.

5.2.7	Party B shall take the confidentiality obligations to Party A’s trade secrets under and in relation to this Agreement.

VI.	LIABILITIES ARISING FROM BREACH OF CONTRACT

6.1	Any party violating any articles under this Agreement will be construed as breach of contract. The Party that breaches the Agreement shall compensate the other party for any and all losses, expenses and liabilities arising from such breach of contract.

6.2	In the event of the failure of any party to this Agreement to perform the obligations and duties under this Agreement due to the events of Force Majeure, the affected party shall not be held liable for any breach arising from such events.

VII.	EFFECTIVENESS AND TERMINATION OF CONTRACT

7.1	This Agreement shall come into effect on the date that the parties duly execute this Agreement and terminate on the expiry date of the term. The parties may further negotiate and renew this Agreement upon unanimous agreement after its expiration.

7.2	Party A shall have the right to terminate this Agreement in any of the following events:

a.	Party B breaches this Agreement or any obligation hereunder and fail to cure such breach within thirty days after the receipt of a written notice from Party A with a detailed account of the acts of breach;

b.	Party A no longer directly or indirectly holds any interest in Party B;

c.	Party B goes bankrupt, becomes the subject under any liquidation and dissolution proceedings, discontinues its operations, or fails to pay its debts on schedule.

7.3	Party B shall have the right to terminate this Agreement in any of the following events:

a.	Party A breaches this Agreement or any of the representations and warranties hereunder and fail to cure such breach within thirty days after the receipt of a written notice from Party B with a detailed account of the acts of breach;

b.	Party A no longer has any proprietary right in the registered Licensed Trademarks.

7.4	If any party wishes to terminate this Agreement in accordance with the above articles, it shall notify the other party in writing with a 60-day advance notice. Such notice shall provide its reasons for termination, and this Agreement will be terminated upon expiration of such 60-day period.

7.5	After the termination of this Agreement:

a.	Party B’s right to use the Licensed Trademarks shall be immediately terminated and Party B shall not continue its use of the Licensed Trademarks and attempt to register or use trademarks, service logos, other names, marks, languages, package profiles, color, design or graphics same as or similar to the Licensed Trademarks;

b.	Party B shall provide to Party A or its designated Affiliates any materials in its custody with respect to or containing a Licensed Trademark, or make alterations to such materials so that they no longer incorporate any Licensed Trademark; and

c.	In the event of earlier termination of this Agreement, the parties shall notify the relevant local administration for industry and commerce and the Trademark Administration of such termination within one (1) month after the termination date.

VIII.	DISPUTE RESOLUTIONS AND APPLICABLE LAWS

8.1	For any disputes arising from the effectiveness, interpretation or performance of this Agreement, the parties shall endeavor to resolve in a friendly manner. In the event of any failure to resolve such disputes after consultation, any party may submit such disputes to the China International Economic and Trade Arbitration Committee for arbitration in Beijing in accordance with its arbitration rules then in effect. The arbitration award shall be final and binding on each party to this Agreement. Except for the matters under dispute and submitted for arbitration, the remaining provisions of this Agreement shall remain in effect.

8.2	The laws of China shall govern the making, validity, interpretation and performance of this Agreement and its dispute resolutions.

8.3	This Agreement is severable. If any provision is rendered illegal or unenforceable by a competent arbitration committee but has no fundamental effect on the effectiveness of this Agreement, such provision shall not affect the validity and performance of the remaining provisions of this Agreement.

IX.	MISCELLANEOUS

9.1	This Agreement shall constitute the entire agreement between the parties with respect to the agreed matters relating to this Agreement and supercede any intentions or understanding of the parties with respect to such matters or any previously executed agreements, contracts or written documents.

9.2	Any amendments to this Agreement shall only become effective upon the execution of a written agreement between the respective authorized representative of each party to this Agreement, and such amendments shall be filed with the State Trademarks Bureau and the relevant local administration for industry and commerce.

9.3	The Appendix of this Agreement is equally effective as this Agreement.

9.4	This Agreement is executed in five (5) original counterparts, two of which shall be retained by each party hereto and one shall be retained by Party A for filing with the government authority administering in industry and commerce.

9.5	Any matter that is not addressed under this Agreement shall be dealt with by the parties separately.

China Mobile Communications Corporation Legal Person (Authorized Representative)	China Mobile Communication Company Limited Legal Person (Authorized Representative)

/S/ ZHANG Ligui	/S/ WANG Xiaochu
Date:	Date:

APPENDIX

Licensed Trademarks And Numbers Of Registration Certificates